Exhibit 11
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            American Home Products Corporation and Subsidiaries
                     Computation of Per Share Earnings
                  (In thousands except per share amounts)


                                              Quarter Ended Nine Months Ended
                                               September 30,  September 30,
                                                   1996            1996
                                                -----------    -----------
1.  Net income ................................ $   491,125    $ 1,371,765
2.  Reported earnings per share:

     a. Average number of shares outstanding...     636,819        633,321
     b. Shares issuable upon the conversion
        of preferred stock ....................         591            599
                                                -----------    -----------
     c. Shares for reported earnings per share
        calculation (2a+2b)....................     637,410        633,920
                                                ===========    ===========
     d. Reported earnings per share(1/2c)...... $       .77    $      2.16
                                                ===========    ===========

3.  Primary earnings per share:

     a. Average number of shares outstanding...     636,819        633,321
     b. Shares issuable upon the conversion of
        preferred stock........................         591            599
     c. Shares deemed outstanding from the
        assumed exercise of stock options
        reduced by the number of shares
        purchased with the proceeds (determined
        using average market price during the
        period)................................      12,955         11,054
     d. Deferred contingent common stock awards         457            457
                                                -----------    -----------
     e. Shares for primary earnings per share
        calculation (3a+3b+3c+3d) .............     650,822        645,431

                                                ===========    ===========
     f. Primary earnings per share (1/3e)...... $       .75    $      2.13
                                                ===========    ===========
4.  Fully diluted earnings per share:

     a. Average number of shares outstanding...     636,819        633,321
     b. Shares issuable upon conversion of
        preferred stock .......................         591            599
     c. Shares deemed outstanding from the
        assumed exercise of stock options reduced
        by the number of shares purchased with
        the proceeds (determined using market
        price at end of period)................      14,505         14,505
     d. Deferred contingent common stock awards         457            457
                                                -----------    -----------
     e. Shares for fully diluted earnings per
        share calculation (4a+4b+4c+4d)........     652,372        648,882
                                                ===========    ===========
     f. Fully diluted earnings per share (1/4e) $       .75    $      2.11
                                                ===========    ===========